FFI COMPLETES PEO ACQUISITION

INDIANAPOLIS, INDIANA - April 16, 2007 - Fortune Industries, Inc. (AMEX:FFI) announces that it has completed its acquisition of Employer Solutions Group (ESG) of Salt Lake City, Utah.
This is the second PEO acquisition in the past 90 days by Fortune Industries.

ESG is a full service Professional Employer Organization (PEO) servicing small to mid-size businesses in the Salt Lake City and Loveland/Denver metropolitan markets. ESG provides human resource management services to approximately 375 clients and 6,700 worksite employees. Services include payroll and benefits administration, health and workers’ compensation insurance management, human resource management and consulting, training, testing, development and assessment services and insurance brokerage services. ESG will retain its local headquarters in Salt Lake City and regional office in Loveland, Colorado.

“This acquisition affirms our strategy of redeploying cash flows, created by our recent cost reduction initiatives within certain other segments of our company, to acquiring PEO’s,” stated John Fisbeck, CEO. “The acquisition of ESG strengthens our position as one of the leading PEO providers in the nation and increases our total PEO worksite employees to approximately 16,000 participants and annual payroll to over $640 million.”

Mr. Fisbeck commented, “Projected consolidated revenue for Fortune Industries is in excess of $200 million for our fiscal year 2008, which begins September 1, 2007. Our PEO segment revenue is estimated at $110 to $130 million or 55%-65% of consolidated revenue.”

“With this acquisition we have the opportunity to create significant economies of scale through vendor discounts, diversification of risk pools, and increases in technological offerings,” continued Fisbeck. “This will allow us to capture a larger percentage of this rapidly expanding market, with current historical annual growth rates of 20%.”

Fisbeck further stated, “Based on several valuation models, taking our PEO segment by itself, our stock is significantly undervalued in the marketplace today as compared to our PEO peers. We will evaluate a spin-off of our PEO segment into a separate public company as one option to realize value for our shareholders.”

The transaction value of $11.2 million will be paid in stock and cash. Capital Alliance Group served as the broker of record. Cash of $9.1 million will be financed out of the Company’s existing line of credit. A portion of the stock is subject to future earning contingencies.

About Fortune Industries, Inc.

Fortune Industries, Inc. operates as a technology-based service company in the United States. It provides technology solutions to businesses in five segments: Wireless Infrastructure, Business Solutions, Transportation Infrastructure, Ultraviolet Technologies and Electronics Integration. The Wireless Infrastructure segment provides turnkey solutions directly to wireless carriers in 20 states and provides other specialty infrastructure services. The Business Solutions segment provides professional employment organization (PEO) services to small and medium sized businesses with up to 1,000 employees in over 44 states including human resource consulting & management, employee assessment, training, and benefits administration. The Transportation Infrastructure segment provides the installation of highway safety products and commercial structural steel. The Ultraviolet Technologies segment provides worldwide state-of-the-art UV ink technology solutions. The Electronics Integration segment provides sales and installation of commercial electronics.

Fortune Industries is based in Indianapolis, Indiana and is publicly traded on the American Stock Exchange under the symbol FFI. Additional information about Fortune Industries, Inc. can be found at www.ffi.net.

This press release and other statements by Fortune Industries, Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe”, “expect”, “estimate”, “potential”, or future/conditional verbs such as “will”, “should”, and “could” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within the Company’s Form 10-K for the year ended August 31, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors disclosed within the Company’s Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

Contact

Fortune Industries, Inc.
Amy Gallo, Chief Financial Officer
(317) 532-1374